Exhibit 99.1

La Rosa Holdings Corp. Reports 119% Year-Over-Year Increase in Revenue to $69.4 Million for Fiscal 2024; Surpassed Initial Revenue Guidance by Approximately $4.4 Million

Revenue for the Fourth Quarter of 2024 Increased 55% Year-Over-Year to $17.7 Million

Gross Profit Increased 110% Year-Over-Year to $6.0 Million in 2024

Celebration, FL – April 16, 2025 – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a real estate and PropTech company, today provided a business update and reported financial results for the year ended December 31, 2024.

Key Financial Highlights

●	Total revenue increased 119% year-over-year to $69.4 million for the year ended December 31, 2024 from $31.8 million for the year ended December 31, 2023

●	Residential real estate services revenue increased $36.6 million to $57.0 million, or 179%, for the year ended December 31, 2024 from $20.5 million for the year ended December 31, 2023

●	Property management revenue increased by approximately $1.4 million to $11.1 million, or 15%, for the year ended December 31, 2024 from $9.7 million for the year ended December 31, 2023

●	Real Estate Brokerage Services (Commercial) revenue increased by approximately $212 thousand to $328 thousand, or approx. 183% for the year ended December 31, 2024 from $116 thousand for the year ended December 31, 2023

●	Gross profit increased by approximately $3.1 million, or 110%, year-over-year, to $6.0 million for the year ended December 31, 2024 from $2.8 million for the year ended December 31, 2023.

Joe La Rosa, CEO of La Rosa, commented, “We are pleased to report a 119% increase in revenue for 2024 compared to 2023, and a 55% increase in Q4 2024 year-over-year compared to the same period in 2023. Gross profit also increased 110% to $6.0 million in 2024, driven by strategic acquisitions of real estate brokerage franchisees and growth in our agent network, which now exceeds 2,500 agents. Our scalable, agent-first brokerage model continues to attract top talent by offering flexible compensation options, including a revenue share program, a 100% commission structure with low fees, and additional income through ancillary services and technology solutions.

“We recently started expanding internationally with engagement of an area developer in Spain, unlocking new revenue opportunities and strengthening our global presence. In addition, we introduced LR Agent Advance, a new program that provides our agents with upfront access to pending commissions, supporting their growth while generating an additional recurring revenue stream for the Company.”

Mr. La Rosa continued, “Importantly, Nasdaq has granted us a 180-day extension to comply with the minimum bid price rule, giving us the necessary time to execute our strategic initiatives. We are on track to close our previously announced acquisition of a real estate brokerage firm, which generated $19 million in revenue in 2023 and, if consummated, is expected to bring a network of around 945 agents across multiple states. Significantly, our revenue forecast for 2025 revenue for $100 Million remains intact.

“Looking ahead, we are focused on achieving profitability in 2025 by expanding into new markets, acquiring additional brokerage firms, growing our agent base, and leveraging technology to drive operational efficiencies. We are confident in our strategy to deliver sustainable growth and maximize shareholder value,” concluded Mr. La Rosa.

The closings of the acquisitions mentioned in this press release are subject to, and contingent upon, the parties entering into their respective definitive agreements. There can be no assurances that these acquisitions will be consummated.

Financial Results

Total revenue for the year ended December 31, 2024, was $69.4 million compared to $31.8 million for the year ended December 31, 2023. Residential real estate services revenue increased by $36.6 million to $57.0 million, or 179%, in the year ended December 31, 2024, from $20.5 million for the year ended December 31, 2023. The increase was driven by $9.8 million of revenue from the eight (8) acquisitions completed during fiscal year 2024, in addition the increase was due to a full year of income from the six (6) acquired companies in 2023. Selling, general and administrative costs, excluding stock-based compensation, for the year ended December 31, 2024, were approximately $11.6 million, compared to $4.8 million for the year ended December 31, 2023. Net loss was $15.9 million, or $(0.79) basic and diluted loss per share, for the year ended December 31, 2024, compared to net loss of $9.3 million, or $(1.27) basic and diluted loss per share, for the year ended December 31, 2023.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is transforming the real estate industry by providing agents with flexible compensation options, including a revenue-sharing model or a fee-based structure with 100% commission. Powered by its proprietary technology platform, La Rosa aims to equip agents and franchisees with the tools they need to deliver exceptional service.

The Company offers both residential and commercial real estate brokerage services, as well as technology-driven products and support for its agents and franchise partners. Its business model includes internal services for agents and external offerings for the public, spanning real estate brokerage, franchising, education and coaching, and property management.

La Rosa Holdings operates 26 corporate-owned brokerage offices across Florida, California, Texas, Georgia, North Carolina, and Puerto Rico. La Rosa Holdings also recently started its expansion into Europe, beginning with Spain. Additionally, the Company has six franchised offices and branches and three affiliated brokerage locations in the U.S. and Puerto Rico. The Company also operates a full-service escrow settlement and title company in Florida.

For more information, please visit: https://www.larosaholdings.com.

Stay connected with La Rosa, sign up for news alerts here: larosaholdings.com/email-alerts.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company's ability to achieve profitable operations, our ability to successfully integrate acquisitions into our business operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers' economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors' landmark settlement on our business operations, and other risk factors detailed in the Company's filings with the United States Securities and Exchange Commission (the "SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other reports and documents that we file from time to time with the SEC. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com

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La Rosa Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash	$1,442,901	$959,604
Restricted cash	2,137,707	1,484,223
Accounts receivable, net of allowance for credit losses of $166,504 and $83,456, respectively	931,662	826,424
Other current assets	1,788	—
Total current assets	4,514,058	3,270,251

Noncurrent assets:
Property and equipment, net	9,411	14,893
Right-of-use asset, net	997,715	687,570
Intangible assets, net	5,840,080	4,632,449
Goodwill	8,012,331	5,702,612
Other long-term assets	33,831	21,270
Total noncurrent assets	14,893,368	11,058,794
Total assets	$19,407,426	$14,329,045
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,376,704	$1,147,073
Accrued expenses	738,065	227,574
Contract liabilities	7,747	—
Line of credit	148,976	—
Derivative liability	1,607,544	—
Advances on future receipts	618,681	77,042
Accrued acquisition cash consideration	381,404	300,000
Notes payable, current	2,187,673	4,400
Lease liability, current	473,733	340,566
Total current liabilities	8,540,527	2,096,655

Noncurrent liabilities:
Note payable, net of current	1,475,064	615,127
Security deposits and escrow payable	2,137,707	1,484,223
Lease liability, noncurrent	545,759	363,029
Other liabilities	32,950	2,950
Total non-current liabilities	4,191,480	2,465,329
Total liabilities	12,732,007	4,561,984

Commitments and contingencies (Note 13)

Stockholders' equity:
Preferred stock - $0.0001 par value; 50,000,000 shares authorized; 2,000 Series X shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	—	—
Common stock - $0.0001 par value; 250,000,000 shares authorized; 21,847,514 and 13,406,480 issued and outstanding at December 31, 2024 and December 31, 2023, respectively	2,185	1,341
Additional paid-in capital	29,121,589	18,016,400
Accumulated deficit	(26,555,319)	(12,107,756)
Total stockholders' equity – La Rosa Holdings Corp. shareholders	2,568,455	5,909,985
Noncontrolling interest in subsidiaries	4,106,964	3,857,076
Total stockholders' equity	6,675,419	9,767,061
Total liabilities and stockholders' equity	$19,407,426	$14,329,045

La Rosa Holdings Corp. and Subsidiaries

Consolidated Statements of Operations

	For the Years Ended December 31,
	2024	2023
Revenue	$69,448,786	$31,759,404

Cost of revenue	63,495,507	28,918,236

Gross profit	5,953,279	2,841,168

Operating expenses:
Sales and marketing	1,007,077	359,717
General and administrative	10,625,551	4,473,340
Stock-based compensation — general and administrative	4,730,355	5,100,474
Impairment of goodwill	787,438	-
Total operating expenses	17,150,421	9,933,531

Loss from operations	(11,197,142)	(7,092,363)
Other income (expense)
Interest expense, net	(403,397)	(140,382)
Loss on extinguishment of debt	(777,558)	-
Amortization of debt discount	(649,138)	(1,016,644)
Change in fair value of derivative liability	(1,338,506)	138,985
Other income, net	15,745	286,641
Loss before provision for income taxes	(14,349,996)	(7,823,763)
Benefit from income taxes	—	—
Net loss	(14,349,996)	(7,823,763)
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	97,567	(5,326)
Net loss after noncontrolling interest in subsidiaries	(14,447,563)	(7,818,437)
Less: Deemed dividend	1,476,044	1,472,514
Net loss attributable to common stockholders	$(15,923,607)	$(9,290,951)

Loss per share of common stock attributable to common stockholders
Basic and diluted	$(0.79)	$(1.27)

Weighted average shares used in computing net loss per share of common stock attributable to common stockholders
Basic and diluted	20,222,347	7,293,033

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